Exhibit 99.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”) is made and entered into as this 17th day of January, 2008 by and between Casey’s General Stores, Inc., an Iowa corporation (the “Company”), and John G. Harmon, an individual residing in Slater, Iowa (“Harmon”).

WHEREAS, the Company has been offered and has determined to accept Harmon’s resignation from his employment with the Company effective January 15, 2008 (“Effective Date”) and the parties wish to provide for an orderly transition of Harmon’s duties to others.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

1. Resignation as Senior Vice President and Secretary. Harmon acknowledges that his execution of this Agreement constitutes his formal written resignation from his position as Senior Vice President and Secretary of the Company effective as of the Effective Date, and that the Company’s execution of this Agreement constitutes its acceptance of his resignation. As of the Effective Date, Harmon has been completely relieved of any and all duties and responsibilities formerly assigned to him in his capacity as Senior Vice President and Secretary of the Company. Except as provided herein, all privileges of Harmon’s position as Senior Vice President and Secretary of the Company ceased as of the Effective Date. Harmon represents and warrants to the Company that he is not aware of any facts or circumstances that may give rise to, or form the basis for, any claim being asserted against Harmon or the Company alleging a violation by Harmon of any federal, state or local law, or a material misstatement, omission, or misrepresentation made by Harmon in connection with his duties as Senior Vice president and Secretary. Harmon and the Company further agree that the Third Amended and Restated Employment Agreement dated July 12, 2006 between Harmon and the Company (and all prior employment agreements) (the “Employment Agreement”) shall be of no further force or effect from and after the Effective Date, and that the rights, responsibilities, duties and obligations of the Company and Harmon set forth therein shall be terminated contemporaneously herewith.

2. Payments to Harmon.

(a)	In consideration of the terms hereof, the Company agrees to pay Harmon, and Harmon agrees to accept, the following payments:

(i)	An annual payment of Seventy-One Thousand Two Hundred Fifty Dollars ($71,250.00) to be made in equal monthly installments payable on the first day of each month, commencing on May 1, 2008 and extending until the earlier of (i) his death and, following Harmon’s death, the death of his surviving spouse, if any, or (ii) April 1, 2028.

(ii)	Harmon’s present base salary through April 30, 2008.

(iii)	On June 30, 2008, an amount equal to 260/365ths (71.23%) of any bonus that would have been awarded to Harmon for the 2008 fiscal year.

(iv)	On February 15, 2008, an amount equal to the current value to Harmon of eleven (11) days of unused vacation.

(b)	Harmon acknowledges that the payments set forth above shall fully compensate him for any and all sums owed to him by the Company in respect of the Employment Agreement, the Company’s Non-Qualified Supplemental Executive Retirement Plan (the “SERP”) and for the releases and obligations contained herein.

4. Other Benefits; Health Insurance; and Automobile. The Company further agrees with Harmon as follows:

(a)	The Company shall continue at all times to offer and provide group health insurance coverage to Harmon and his spouse, in accordance with the group health insurance program currently provided by the Company or, if more favorable to Harmon, as in effect at any time hereafter with respect to other key employees and their families, until the earlier of (i) the death of Harmon and his spouse or (ii) April 1, 2028, except to the extent such coverage is or otherwise becomes available to Harmon and his spouse under the Medicare program of benefits.

(b)	Nothing herein shall affect any rights Harmon may have under any stock option agreements with the Company.

(c)

Harmon shall have the opportunity until January 16, 2008 to purchase the automobile he is presently using at the fair market value thereof, as reasonably determined by the Company. Harmon acknowledges his personal and detailed knowledge of said automobile and its present condition, and agrees that any purchase of the same by him shall be on an “as is” basis and with all faults. In the event Harmon determines to purchase said automobile, Harmon agrees to execute a bill of sale and any other documents necessary to accomplish the transfer of ownership of said automobile, all in the manner and form reasonably requested by the Company. If Harmon does not determine to purchase said automobile, Harmon shall return the same to the Company on January 16, 2008 in its present condition, ordinary wear and tear excepted.

5. Transition Services. During the period between the Effective Date and April 30, 2008, Harmon agrees to hold himself available at the reasonable request of the Company to consult with the officers, directors and other representatives of the Company with respect to transition issues, including but not limited to issues pertaining to the transition of his successors.

6. Proprietary Information. Harmon shall not directly or indirectly reveal to sources or organizations outside the Company, without the prior written consent of the Company, any matters, details, information, knowledge, or data concerning the business, operation or management of Company which shall have been obtained by Harmon during his employment by the Company and which shall not have been or be publicly disclosed in writing by the Company or which is not otherwise publicly available. Nothing herein, however, shall prevent Harmon from responding to the requirements of legal process. In the event of any breach by Harmon of the covenant set forth in this Section, Harmon shall repay upon demand by the Company any and all sums he has received pursuant to Section 3 hereof and the Company’s obligation to make any further payments to Harmon shall thereupon be discharged and terminated in full and be of no further force or effect.

7. Restrictive Covenant. During the three-year period following the Effective Date hereof, Harmon shall not directly or indirectly associate with, participate in or render service to, whether as an employee, officer, director, consultant, independent contractor or otherwise, any organization that is engaged in the business of the sale of gasoline and groceries in competition with the Company, and he shall not himself engage in any such business on his own account. In the event of any breach by Harmon of the covenant set forth in this Section, Harmon shall repay upon demand by the Company any and all sums he has received pursuant to Section 3 hereof and the Company’s obligation to make any further payments to Harmon shall thereupon be discharged and terminated in full and be of no further force or effect.

8. Releases.

(a)	Other than claims based upon a breach of this Agreement or

affirmative defenses or counterclaims that Harmon may have in connection with claims brought by the Company pursuant to Section 8 (c), Harmon acknowledges and agrees that the execution of this Agreement shall constitute a full, complete and final release and discharge by Harmon of any and all claims against the Company and its directors, officers, attorneys, insurers, employees and their heirs, executors, administrators, successors and assigns (“Released Parties”), from any and all claims or demands, whether known or unknown, that Harmon may have based on his employment with the Company, the Employment Agreement, the SERP or the severance of his employment as Senior Vice President and Secretary. This includes, but is not limited to, a full release of any rights or claims Harmon may have under the Federal Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, any and all federal civil rights acts, the Iowa Civil Rights Act, and any other federal, state or local laws, ordinances, regulations and Executive Orders prohibiting employment discrimination. This also includes a release by Harmon of any claims for attorneys’ fees, wrongful discharge, or claims based upon tort or contract, statute or common law. This release covers both claims that Harmon knows about and those that he may not know about, and is binding upon him and his dependents, representatives, successors, heirs and assigns.

(b)	The Company hereby releases Harmon, his successors , heirs and assigns, and agrees to hold him harmless from any and all claims that the Company may have under the Employment Agreement or otherwise arising from Harmon=s employment by the Company; provided, however, that nothing herein is intended or shall be construed to release Harmon or hold him harmless from any claims arising from or attributable to (i) any willful and knowing breach or violation by Harmon of any Company policy, regulation or written directive, (ii) any violation by Harmon of any federal, state or local law (including but not limited to any violation of the federal or state securities laws), or (iii) any intentional material misstatement, omission or misrepresentation made by Harmon in connection with his duties as Senior Vice President and Secretary of the Company.

(c)	Nothing herein shall affect any rights Harmon may have under the Company’s articles of incorporation or bylaws, insurance or under applicable law, in each case relating to Harmon’s service as an officer of the Company or its subsidiaries.

9. Reliance on Own Counsel and Accountant.

(a)	By his execution hereof, Harmon acknowledges that he is not relying upon any statement, representation, opinion or advice of the Company or of its officers, agents, employees, attorneys, or anyone else acting on its behalf, concerning the consequences to Harmon of the release set forth in Section 8 hereof or his receipt of the payments described herein. Harmon acknowledges that he has been advised to and has obtained counsel and accountants of his own choosing, with whom he has conferred, and upon whom he is relying exclusively, in evaluating this Agreement and the legal and tax consequences that may result therefrom.

(b)	Harmon further acknowledges that he and his counsel and accountants have had sufficient time to consider the provisions of this Agreement. Harmon acknowledges that he has read this Agreement in its entirety, understands it and is voluntarily entering into it.

10. References. The parties agree that all requests for references with respect to Harmon’s employment should be directed to the Chief Operating Officer of the Company for response.

11. Consideration Period. Harmon has twenty-one (21) days from the date of receiving this document to consider whether or not to execute this Agreement. In the event of such execution, Harmon has a further period of seven (7) days from the date of execution in which to revoke such execution, in which case this Agreement shall become null and void and neither party shall have any obligation under this Agreement. This Agreement shall not become effective or enforceable prior to the expiration of such seven (7) day period.

12. No Admission of Wrong-doing. By entering into this Agreement, neither the Company nor Harmon claims or admits to any liability or wrongdoing, and each denies that it has any liability to the other or has acted wrongly toward the other.

13. Agreement not to Reapply. Harmon and the Company understand and agree that Harmon will not seek to become reemployed by the Company, including subsidiaries and affiliates.

14. Confidentiality. Harmon agrees not to disclose the terms of this Agreement to any person or entity for any reason at any time without the prior written consent of the

Company, except for disclosures to Harmon’s immediate family, his attorney, for tax purposes to Harmon’s accountant or tax consultant, state and federal authorities, or as required by law.

15. No disparagement. Harmon agrees not to make any disparaging public statements about the Company or its employees, officers or directors.

16. Cooperation. Harmon agrees to cooperate with the Company, in the truthful and honest prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving any of the Released Parties, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in his possession or control arising out of his employment in a reasonable time, place and manner.

17. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

18. No Assignment. Neither party may assign or otherwise transfer their interest in or obligations under this Agreement or any of the payments described herein, except as contemplated by this Agreement, without the prior written consent of the other party.

19. Waiver. The failure of either Harmon or the Company to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement, shall not be viewed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition, but rather the obligations of both parties with respect to this Agreement shall continue in full force and effect.

20. General Remedy. In the event of a breach of this Agreement by Harmon, including but not limited to a breach of the representations made herein by Harmon, this Agreement and all of the Company’s obligations hereunder shall automatically terminate.

21. Notices. Any and all notices provided for in this Agreement shall be deemed given or delivered on the date of receipt thereof by the party receiving such notice. Any and all such notices shall be directed as follows: If the Company, Casey’s General Stores, Inc., One Convenience Blvd., Ankeny, Iowa 50021, Attention: President; and if to Harmon, to his residence in Slater, Iowa or to such other address as may be designated by him.

22. Successors and Assigns. This Agreement shall be binding upon any successor or successors of the Company and further shall be binding upon and inure to the benefit of Harmon and his spouse.

23. Amendments. No change, amendment or modification of this Agreement shall be valid unless the same be in writing and signed by the Company and Harmon.

24. Construction. This Agreement shall be deemed to be made in the State of Iowa and shall be governed by the laws of the State of Iowa.

25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument with the same force and effect as if both parties had executed the same document.

26. Entire Agreement. This Agreement is the only agreement with respect to the subject matter hereof between Harmon and the Company and replaces any prior agreement.

IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed on the day and year first above written.

CASEY’S GENERAL STORES, INC.

By:	/s/ Robert J. Myers
Robert J. Myers, President and Chief Executive Officer

ATTEST:

By:	/s/ Eli J. Wirtz
Eli Wirtz, Assistant Corporate Secretary

/s/ John G. Harmon
John G. Harmon